Exhibit 99.3

ALLOS THERAPEUTICS COMPLETES $12 MILLION PRIVATE PLACEMENT

WESTMINSTER, Colo., November 20, 2003 – Allos Therapeutics, Inc. (Nasdaq: ALTH), announced today that it has completed a $12 million private placement of securities with several institutional investors.  Pursuant to the terms of the securities purchase agreement, the company sold 5,172,412 shares of common stock at a negotiated price of $2.32 per share. The company also issued warrants to purchase approximately 1.7 million shares of common stock at an exercise price of $3.14 per share.  The warrants become exercisable on May 20, 2004, and expire on November 20, 2007.  SG Cowen Securities Corporation acted as the company’s exclusive placement agent for this transaction.

The company expects to use the net proceeds from the financing for the development of the company’s lead investigational radiation sensitizer, RSR13 (efaproxiral), and for general working capital purposes.

The offering was made only to accredited investors; as such term is defined in accordance with the Securities Act of 1933, as amended.  The shares of common stock and the warrants issued to the investors have not been registered under the Securities Act of 1933, or any state securities laws.  Therefore, they may not be offered or sold in the United States absent registration under or exemption from the Securities Act of 1933 and any applicable state securities laws.  However, the company has agreed to file a registration statement for the resale of the shares of common stock and the shares of common stock underlying the warrants within thirty (30) days following the closing.  This news release is neither an offer to sell nor a solicitation of an offer to buy shares of the company’s common stock or warrants to purchase common stock.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments.  The company’s lead clinical candidate, RSR13 (efaproxiral), is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy.  In addition, Allos is developing PDX, a novel small molecule cytotoxic injectable antifolate (DHFR inhibitor) being developed for non-small cell lung cancer, mesothelioma and non-Hodgkin’s lymphoma. For more information, please visit the company’s web site at: www.allos.com.

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Contacts:

Monique M. Greer VP, Corporate Communications and Investor Relations 720-540-5241 (direct) mgreer@allos.com